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                                                                    EXHIBIT 10.6


July 6, 2000


Mr. Bruce Metge
1219 Old Stable Road
McLean, VA  22102


Dear Bruce:

On the behalf of Digex Incorporated I am pleased to offer you the position of Senior Vice President & General Counsel, reporting to Mark Shull, Chief Executive Officer.

Compensation
Your annual base salary will be $200,000 (based on 52 weeks of service). Salaries are reviewed annually, and increases are granted based on individual performance during the year and in accordance with Company policy.

You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objective achievement your total potential cash compensation is $300,000.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your departmental management.

Sign-On Bonus
To facilitate your transition to Digex, we are pleased to offer you a Sign-On-Bonus of $50,000 in two installments: 50% of this bonus will be paid shortly after starting and 50% six months after your start date, provided you are still employed with us on that date.

Stocks
This offer includes a stock option grant covering an aggregate of 200,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 175,000 shares at an exercised price equal to the market price of Digex Inc. common stock on the date that the grant is approved and the remaining 25,000 shares at an exercised price equal to $30.00 less than the market price referenced above.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a "change in control" as defined in the stock option plan (attached), this grant will fully vest one year following such change.

Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of that plan.
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Bruce Metge
page 2
July 6, 2000

Severance
Upon termination for reason other than "cause", you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 12-month period. Cause shall be defined as your (i) willful and continued failure to substantially perform duties assigned consistent with your position as Senior Vice President & General Counsel (other than any failures resulting from physical or mental illness or death); (ii) continuing failure to perform or discharge the duties of Senior Vice President & General Counsel assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty (30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex. It is understood that this definition of Cause shall be applicable to any "change of control" provisions as contained in the Stock Option Agreement.

Benefits
As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Marilyn Garner, Senior Human Resources Generalist, 240-264-2391.

This offer is contingent on the following:
 .    Your acknowledgement and execution of our "Employee Agreement Regarding
     Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.
 .    Proof that you are legally authorized to work in the United States per
     Immigration Reform Act of 1986 (see attachment A).
 .    Completion of the enclosed employment application.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Disputes
In the event of any dispute regarding the parties compliance with the terms and condition of this offer, your employment or termination of employment, then either party may file a demand for arbitration with the American Arbitration Association ("AAA") in Washington, DC, pursuant to its rules for commercial arbitration, except that a single arbitrator shall be chosen by the parties. In the event of such arbitration proceeding, the parties shall either agree on a single arbitration or request from the AAA as many lists of arbitrators as may be necessary for the parties to agree on an arbitrator, subject to a maximum of three (3) lists. The AAA striking procedure shall not be used. The fees associated with the filing and processing of such arbitration, including any filing fees, the fees and costs of the mutually agreed arbitrator, and any transcripts, shall be borne equally by the parties. The prevailing party shall pay any other costs, including attorneys fees.
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Bruce Metge
page 3
July 6, 2000


Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by July 14, 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-4712 or fax at (240) 264-2666. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,


/s/  TIMOTHY ADAMS

Timothy Adams
Chief Financial Officer


cc:      M. Shull
         D. Ruberg


Encl.

/s/  BRUCE METGE                    6  JULY 00    27  JULY 00
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Accepted: Bruce Metge               Date:         Start Date: